UNITED STATES
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PHH CORPORATION
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PHH CORPORATION ISSUES LETTER TO STOCKHOLDERS
Mt. Laurel, N.J., May 20, 2009 -- PHH Corporation (NYSE: PHH) today issued the following letter urging its stockholders to vote the WHITE proxy card to elect the Board’s three nominees, Messrs. Krongard, Edwards and Egan:
May 20, 2009
YOUR BOARD OF DIRECTORS STRONGLY RECOMMENDS
THAT YOU VOTE THE WHITE PROXY CARD
TO ELECT THE BOARD’S THREE NOMINEES
Dear PHH Stockholder:
At our Annual Meeting of Stockholders on June 10th, you will have an important decision to make about who should be elected to your Board for a three-year term -- the Board Chairman and the Chief Executive Officer of your company or the two nominees that Pennant has proposed as their replacements. Your vote matters and we strongly recommend that you vote the WHITE proxy card to elect the Board’s slate of candidates. We urge you to DISCARD any gold card sent to you by Pennant.
THE CHOICE IS CLEAR:
MESSRS. KRONGARD AND EDWARDS SHOULD BE RE-ELECTED
Your Board has nominated A.B. Krongard (PHH’s Board Chairman), Terence W. Edwards (PHH’s President and Chief Executive Officer) and James O. Egan (PHH’s Audit Committee Chairman) for a three-year-term. Pennant has nominated Messrs. Loren and Parseghian to replace Messrs. Krongard and Edwards on your Board.
All three of your Board’s candidates have the qualifications and experience necessary to help your Board continue to perform its leadership and stewardship functions. We believe Messrs. Parseghian and Loren do NOT. Pennant has made NO case for its nominees to replace PHH’s Board Chairman and Chief Executive Officer as Board members.
In our judgment, the change in Board membership proposed by Pennant is NOT in the best interests of all stockholders and your investment in PHH will be better served by voting the WHITE card to elect the Board’s nominees for the following reasons:
▪	THE BOARD HAS RISEN TO THE CHALLENGES AND IS FOCUSED ON WHAT MATTERS
▪	PHH IS WELL-MANAGED AND HAS A SOLID TRACK RECORD
▪	PENNANT’S NOMINEES DO NOT MERIT ELECTION TO THE BOARD
▪	PENNANT AND ITS NOMINEES HAVE NO SPECIFIC PLANS OR STRATEGIES FOR PHH

THE BOARD HAS RISEN TO THE CHALLENGES AND
IS FOCUSED ON WHAT MATTERS
On two points -- and only two points -- we agree with what Pennant wrote in its May 12, 2009 letter to you. We, too, “continue to believe strongly in the Company’s potential and the value of its intrinsic advantages....” And we, too, believe that “the current economic climate in general, and the housing and financing markets in particular, have presented serious challenges....” But on every other point, we strongly disagree with Pennant’s claims and believe that Pennant is the one who doesn’t “get it.”
We believe that surviving this unprecedented crisis in the mortgage industry and global credit markets is a real mark of success. We are not shy about repeating the point that PHH is still here when many of our competitors have gone out of business or been sold at “fire sale” prices. Not only are we still here but, despite current market conditions, we are poised to thrive as one of the largest remaining originators and servicers, and the second-largest vehicle management services provider in North America.
▪	Messrs. Parseghian and Loren have NOT had to manage a company and preserve crucial client relationships in this turmoil. We have! And we believe that we have done it successfully and positioned PHH for a profitable future. That was under the leadership of this Board, including our Chairman and our Chief Executive Officer.
We believe our survival and effective positioning for the future are a reflection of the fundamentally sound business models we have created and the prudent management of our businesses since the Cendant spin-off in 2005, driven not by the short-term and ultimately short-lived benefits of subprime mortgage origination, but by a long-term view of what was in your long-term best interests.
We believe that sustainable business growth is the cornerstone of building long-term stockholder value. In the current economic and capital markets environment, where publicly-traded stocks have, until fairly recently, been in their steepest decline for decades across all sectors, we believe that only close and knowledgeable attention to the core fundamentals of our businesses can offer you the potential for appreciation in the value of your investment. We have been keenly focused on these core fundamentals throughout the current crisis and have positioned each of our businesses to drive profitable and sustainable growth.
We believe the re-election of our Board Chairman and our Chief Executive Officer as directors of PHH is critically important to your Board’s continued leadership and stewardship functions in the pursuit of sustainable business growth and long-term stockholder value.

PHH IS WELL-MANAGED AND HAS
A SOLID TRACK RECORD
Contrary to Pennant’s assertions, we believe that PHH’s management has taken positive and thoughtful steps that will enable PHH to capitalize on current market dislocations. Our belief is based not only on our encouraging first quarter 2009 results and the competitive position of our mortgage origination and fleet management services businesses, but on the proactive steps we have taken to address the current operating environment and plan for future profitable growth -- steps initiated under the leadership of this Board, including our Chairman and our Chief Executive Officer:
▪	PHH has shifted its mortgage origination product mix to higher margin products, has eliminated or improved less profitable relationships and is currently experiencing robust mortgage origination margins. This shift helped us achieve our reported Q109 mortgage production segment profit of $113M.

▪	PHH’s mortgage production segment has shifted its personnel cost structure from fixed to variable costs that are scaleable with changes in production volumes, and has invested in best practice technology and processes designed to improve efficiencies and controls.

▪	PHH’s fleet segment has implemented cost reduction initiatives in anticipation of 2009 volume declines.

▪	PHH’s fleet segment has, consistent with its contractual obligations, implemented lease rate changes to more closely match funding costs prospectively.
Both the strong first quarter 2009 results we reported on May 1, 2009, and the proactive steps we have taken to reposition our businesses are reason for optimism in our outlook for the year.
▪	Given $9 billion in production volume in the first quarter and positive momentum carried into the second quarter, we believe we are well on track to achieve our goal for a profitable year.

▪	We expect our combined mortgage segments to earn $70 million pre-tax for Q209, assuming stable interest rates and minimal MSR valuation adjustments.

▪	We expect our fleet management services segment to earn $7 million pre-tax for Q209 and $20 million to $30 million pre-tax for the full year 2009.

▪	Fannie Mae and MBA are predicting over $2 trillion in industry volumes for 2009 which, if realized, translates to over $40 billion in originations for PHH assuming a 2% market share.
We encourage you to read more about our results and our views about PHH’s future in PHH’s filings with the Securities and Exchange Commission that are available at www.sec.gov and are also accessible at www.phh.com under the “Investor Relations” tab.

PENNANT’S NOMINEES DO NOT MERIT
ELECTION TO THE BOARD
In our last letter to you dated May 7, 2009, we expressed our substantial reservations about Pennant’s nominees as candidates for the Board and Pennant’s judgment in selecting them. We stand by those statements and believe that neither Mr. Parseghian nor Mr. Loren merits election to the Board.
As to Mr. Parseghian, Pennant’s reaction to our substantial reservations about his public record strikes us as highly disingenuous. We did not invent Mr. Parseghian’s record. Pennant chose Mr. Parseghian as one of its candidates despite the facts that:
▪	Mr. Parseghian’s role as Freddie Mac’s Chief Investment Officer and then CEO has been the subject of public questions since he was replaced as Freddie Mac’s CEO in 2003 at the instigation of the special examiner for the Office of Federal Housing Enterprise Oversight (OFHEO), Freddie Mac’s regulator at the time.
▪	Mr. Parseghian served as a director of Everquest Financial at the time of Everquest’s failed attempt to go public with a portfolio consisting predominantly of toxic, sub-prime mortgage-backed securities previously owned by two Bear Stearns hedge funds -- a matter of public record and criticism in the business press since 2007.
Did Pennant seriously believe that your Board, in the exercise of its responsibility to respond to Pennant’s nomination of Mr. Parseghian, would ignore the questions publicly raised by others about his record in senior positions at a major financial institution? Did Pennant really expect this Board to disregard questions about his record as a director of a company that tried and failed to go public with a business consisting primarily of holding hundreds of millions of dollars worth of toxic subprime-mortgage-backed CDOs acquired from two affiliated (and subsequently defunct) Bear Stearns hedge funds at prices that were not negotiated at arms-length? Did Pennant doubt that we would scrutinize, on your behalf, his suitability for election to the Board?
Pennant seeks to portray Mr. Parseghian as a scapegoat, whose departure as Freddie Mac’s CEO was the result of political and public pressure on OFHEO for failing to detect accounting irregularities at Freddie Mac that occurred during the period when Mr. Parseghian was Freddie Mac’s Chief Investment Officer. But what Armando Falcon, Jr., OFHEO’s special examiner into those irregularities, actually said on August 22, 2003 seems to us to convey an altogether different view of Mr. Parseghian’s tenure: “In the course of that special examination, OFHEO has reviewed the conduct of certain senior executives. Based on that review, I have concluded that CEO & President Greg Parseghian...should be replaced.” [emphasis added]
Pennant also seeks to portray Mr. Parseghian as a non-accountant who was not involved in accounting decisions made by others. But OFHEO’s December 2008 report of the special examination seems to us to present a picture strikingly at odds with Pennant’s attempt to position Mr. Parseghian as uninvolved with Freddie Mac’s accounting irregularities even in an oversight capacity. Consider, for example, the following statement from page 47 of OFHEO’s December 2008 report: “In effect, the efforts of Mr. Parseghian in Funding & Investments sought to disguise $80 billion notional in derivatives by using a leverage factor. Although the leveraged swaps were executed, the Enterprise [i.e., Freddie Mac] subsequently chose not to report a lower level of notional balance. The records reviewed by the special examination do not explain why management did not proceed with the scheme of Mr. Parseghian.” [emphasis added]
We reiterate our belief that, without passing judgment on what actually happened at Freddie Mac and Everquest, the serious questions about Mr. Parseghian’s record justify our substantial reservations about his candidacy and Pennant’s judgment in nominating him.

As to Mr. Loren, for whom Pennant does not claim any mortgage industry or fleet industry experience, but rather a “proven track record of creating long-term value and implementing change as chief executive officer of a well-known public company,” we say again that we see no evidence in Pennant’s proxy materials that he has any experience at building stockholder value in our particular mortgage origination, mortgage servicing and fleet management businesses nor in confronting the challenges that external events have created for our businesses. We see no reason why you should elect Mr. Loren to replace our Board Chairman or our Chief Executive Officer as directors of PHH.
PENNANT AND ITS NOMINEES HAVE NO
SPECIFIC PLANS OR STRATEGIES FOR PHH
Quite apart from our substantial reservations about the qualifications of Pennant’s nominees as candidates for the Board, we believe they should not be elected as directors in place of our Board Chairman and our Chief Executive Officer because neither they nor Pennant have advanced any specific plan whatsoever. In stark contrast to our record of proactive and thoughtful management of your company, Pennant states in its proxy materials: “While [Pennant and its nominees] have identified what they believe to be failures and shortcomings of Management and the Board, [Pennant and its nominees] have not developed any specific plans or strategies to improve the overall performance of the Company.”
We certainly do not dispute the right of any stockholder to criticize the Board or the management. On the contrary, we welcome an open and constructive dialogue with our stockholders, we value their input as owners of the company, and we listen. We have tried to have such a dialogue with Pennant for two years and we have carefully evaluated its position on a variety of issues. On some issues we have strongly disagreed with Pennant, on others we have agreed. For instance, we strongly disagreed with Pennant’s vocal opposition to our decision to recommend the sale of PHH at $31.50 per share to affiliates of General Electric Capital Corporation and The Blackstone Group, Inc. in 2007 (a transaction our stockholders overwhelmingly approved, with 86% of the votes cast in favor, but which did not close due to acquisition financing difficulties that were symptomatic of the global credit crisis). And we strongly disagreed with Pennant as to the suitability of Mr. Parseghian as an addition to the Board. But, on the other hand, we accepted Pennant’s suggestion that we take a more robust approach to our public discussion of our financial performance and have recently introduced certain non-GAAP financial measures to assist investors in evaluating our businesses. While we may not agree with every stockholder recommendation, such recommendations will continue to be given full and fair consideration. Replacing our Board Chairman and Chief Executive Officer with Pennant’s nominees is not necessary for PHH’s stockholders to voice their concerns and express their views. This Board will continue to consider the views of individual stockholders as it always has. But we strongly believe the re-election of Messrs. Krongard and Edwards will contribute significantly to the Board’s ability to make judgments that are in the best interests of all stockholders without giving undue deference to the criticisms of any one stockholder when we have a considered position that the stockholder is wrong on the merits.
However, Pennant now says that, because we have failed to heed the criticisms with which we disagreed, Messrs. Krongard and Edwards should be replaced on the Board. In effect, Pennant’s position is that Pennant, and its hand-picked candidates who have no specific plan or strategies for PHH, know better than our Board what is in the best interests of all PHH stockholders in this uniquely challenging environment. We strongly dispute the merits of dissident candidates whose sponsor urges our stockholders to elect them as directors in place of our Board Chairman and our Chief Executive Officer but offer NO platform except criticism.

THIS CHOICE MATTERS --
VOTE THE WHITE CARD TO ELECT
MESSRS. KRONGARD, EDWARDS AND EGAN
We believe that PHH is on the right path under the leadership and stewardship of the current Board. We also believe that the choice Pennant offers to you is NOT in your best interests as a PHH stockholder. This is a time for prudent, proven and experienced leadership on the PHH Board, not for experimenting with dissident candidates as replacement directors for our Board Chairman and Chief Executive Officer. The entire Board enthusiastically supports the re-election of Messrs. Krongard and Edwards, as well as the election of Mr. Egan. The future of PHH may be in your hands with the choice you make. We unanimously recommend that you choose to elect the three candidates nominated by the Board and NOT to replace PHH’s Board Chairman and Chief Executive Officer as directors with Pennant’s nominees. For important information on how to cast your vote, please refer to the page following our signatures.
The Board of Directors of PHH appreciates your time and attention in this important matter. We respectfully ask for your support.
Sincerely,

A.B. Krongard Non-Executive Chairman of the Board	George J. Kilroy Director and Executive Vice President

Terence W. Edwards Director, President and Chief Executive Officer	Ann D. Logan Director

James W. Brinkley Director	Jonathan D. Mariner Director

James O. Egan Director

If your shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card to Georgeson Inc. in the self addressed, stamped envelope provided. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you must provide instructions to that entity so that your votes will be cast. Please sign, date and mail the enclosed WHITE vote instruction form and return it using the self-addressed, postage-paid envelope provided.
YOU MAY ALSO CAST YOUR VOTE USING YOUR TOUCH TONE PHONE OR VIA THE
INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR WHITE PROXY CARD OR VOTE
INSTRUCTION FORM
After voting the enclosed WHITE proxy card, do not sign or return any proxy card sent to you by Pennant Capital Management, LLC. Remember -- only your latest dated proxy will determine how your shares are to be voted at the meeting.
If you have voted a gold proxy card sent by Pennant, you can change your vote by sending a later-dated WHITE proxy card or vote instruction form or by providing later-dated instructions by phone or internet.
If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers (212) 440-9800
Stockholders Call Toll Free (877) 278-9668
Forward-Looking Statements
Statements in this letter release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should understand that these statements are not guarantees of performance or results and are preliminary in nature. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Examples of forward-looking statements used in this letter include statements regarding our beliefs and expectations regarding 2009 operating and financial performance.
You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the SEC under the Exchange Act in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.
Important Additional Information
PHH Corporation, on May 7, 2009, filed a proxy statement in connection with its 2009 Annual Meeting of Stockholders and advises its stockholders to read that proxy statement because it contains important information. Stockholders can obtain a free copy of that proxy statement and other documents (when available)

that PHH files with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. That proxy statement and these other documents are also available free of charge by directing a request to PHH Corporation, Attn: Investor Relations, 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054 or visiting PHH’s website at www.phh.com under the “Investor Relations” tab.
PHH, its directors and named executive officers may be deemed to be participants in the solicitation of proxies from PHH stockholders in connection with the 2009 Annual Meeting of Stockholders. Information regarding the names, affiliations and interests of such individuals is contained PHH’s proxy statement referred to in the preceding paragraph.

About PHH Corporation
Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary, PHH Mortgage, is one of the top five retail originators of residential mortgages in the United States.1 Its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. For additional information about the company and its subsidiaries please visit www.phh.com.
1 Inside Mortgage Finance, Copyright 2009
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Contact Information:
Investors:
Nancy R. Kyle
856-917-4268
Media:
Karen K. McCallson
856-917-8679